Exhibit 23.7

CONSENT LETTER

December 3, 2019

JD.com, Inc.

20th Floor, Building A, No. 18 Kechuang 11 Street

Yizhuang Economic and Technological Development Zone

Daxing District, Beijing 101111

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on December 3, 2019 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in relation to the issuance and sale from time to time of debt securities of JD.com, Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In providing these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Zhong Lun Law Firm

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